Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI Announces Development of Assisted Living and Memory Care Facilities with Bickford Senior Living

MURFREESBORO, Tenn. – (March 5, 2012) National Health Investors, Inc. (NYSE:NHI) announced today it has entered into an agreement with Bickford Senior Living and its affiliates (“Bickford”) to construct up to 8 assisted living and memory care facilities over the next three years, with construction of the first facility to begin in the second half of 2012.  Each facility is estimated to have 60 beds at a total average cost of $9 million or less.  The parties expect to initiate up to three development projects per year over the three-year period.  The facilities will be leased to Bickford over 15 years at an initial annual lease rate of 9% plus annual fixed escalators.  NHI currently leases eight other assisted living and memory care facilities to Bickford.  NHI has agreed to immediately provide a $3 million revolving credit facility to Bickford to fund the market feasibility and pre-construction costs related to the new development projects.

Bickford, headquartered in Olathe, Kansas, has experience in constructing over 150 assisted living, memory care and independent living facilities, including 40 of the 42 that they currently operate in Kansas, Iowa, Illinois, Indiana, Missouri, Nebraska and Michigan.

Justin Hutchens, NHI President and Chief Executive Officer, noted, “We are very pleased to deepen our existing business relationship with a high-quality, experienced operator in Bickford Senior Living.  They have a proven track record in identifying good markets and constructing assisted living and memory care facilities that meet the demand for need-based, private pay residents.  This development agreement helps us achieve our ongoing strategic thrust of increasing our portfolio revenue from senior housing assets that are not dependent on government payors.”

About National Health Investors

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings and hospitals.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhireit.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhireit.com.